Exhibit 12

                         HUGHES ELECTRONICS CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                    Years Ended December 31,
                                                    ---------------------------------------------------------

                                                        1998         1997        1996       1995       1994
                                                    ------------ ----------- ---------- ---------- ----------
                                                                      (Dollars in Millions)
Income from continuing operations                     $  260       $  406      $  170     $   71     $   98
Income taxes                                            (45)          237         105         31         56
Equity in the losses of less than 50% owned
     entities under equity method accounting              95           19                                 6
Minority interest in income of majority-owned
     subsidiaries with fixed charges                      28           31
Minority interest in losses of majority-owned
     subsidiaries                                       (58)         (57)        (54)        (5)
                                                    ------------ ----------- ---------- ---------- ----------

Income from continuing operations before income
     taxes, losses of less than 50% owned
     entities and income (losses) of
     majority-owned subsidiaries                         280          636         221         97        160
                                                    ------------ ----------- ---------- ---------- ----------

Fixed charges included in income from continuing
operations
     Interest and related charges on debt                 18           91          43         61         52
     Portion of rentals deemed to be interest             36           45          38         31         34
                                                    ------------ ----------- ---------- ---------- ----------
        Total fixed charges included in income
        from continuing operations                        54          136          81         92         86
                                                    ------------ ----------- ---------- ---------- ----------

Earnings available for fixed charges                  $  334       $  772      $  302     $  189     $  246
                                                    ============ =========== ========== ========== ==========

Fixed charges
     Fixed charges included in income from
         continuing operations                        $   54       $  136      $   81     $   92     $   86
     Interest capitalized in the period                   55           65          13         15         14
                                                    ------------ ----------- ---------- ---------- ----------
           Total fixed charges                        $  109       $  201      $   94     $  107     $  100
                                                    ============ =========== ========== ========== ==========
Ratios of earnings to fixed charges                     3.06         3.84        3.21       1.77       2.46
                                                    ============ =========== ========== ========== ==========
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